EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Three Months Ended June 30, 2005 and 2004
(Unaudited)
(In thousands, except per share data)
	2005	2004

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions	$24,098	19,712

Denominator:
Basic earnings per share -
weighted-average shares	3,598	3,557

Effect of dilutive stock options	32	42

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,630	3,599

Basic earnings per share	$6.70	5.54

Diluted earnings per share	$6.64	5.47

EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Six Months Ended June 30, 2005 and 2004
(Unaudited)
(In thousands, except per share data)
	2005	2004

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions:
Earnings before cumulative effect of change in accounting principle	$40,300	34,328
Cumulative effect of change in accounting principle	-	54,697

Net earnings	$40,300	89,025

Denominator:
Basic earnings per share -
weighted-average shares	3,595	3,556

Effect of dilutive stock options	33	42

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,628	3,598

Basic earnings per share:
Earnings before cumulative effect of change in accounting principle	$11.21	9.66
Cumulative effect of change in accounting principle	-	15.38

Net earnings	$11.21	25.04

Diluted earnings per share:
Earnings before cumulative effect of change in accounting principle	$11.11	9.54
Cumulative effect of change in accounting principle	-	15.20

Net earnings	$11.11	24.74